CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-228862) and related Prospectus of eHealth, Inc. for the registration of Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities, Subscription Rights, and Units and to the incorporation by reference therein of our report dated April 9, 2018, with respect to the Statement of Assets Acquired and Liabilities Assumed and related notes of Wealth, Health and Life Advisors LLC (d/b/a GoMedigap) as of January 22, 2018, included in the Current Report on Form 8-K/A of eHealth, Inc. filed with the Securities and Exchange Commission on April 9, 2018.

/s/ Ernst & Young LLP

Redwood City, California
January 22, 2019